Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.
Ultra Clean Appoints Alexander Davern to Board of Directors
HAYWARD, Calif., September 30, 2026 - /PRNewswire/ — Ultra Clean Holdings, Inc. (Nasdaq: UCTT), today announced the appointment of Alexander Davern to serve on its Board of Directors, effective September 28, 2026.
“Alex brings significant experience across global technology and manufacturing‑focused businesses, along with a strong record of board leadership,” said James Xiao, Chief Executive Officer. “His expertise will strengthen our Board’s strategic insight as we execute UCT 3.0 and position Ultra Clean for sustained, long-term growth.”
Mr. Davern has more than 30 years of leadership experience in industrial and technology‑intensive businesses. He spent nearly three decades at National Instruments, serving as Chief Financial Officer, Chief Operating Officer, Chief Executive Officer, and Director, where he helped scale the company across more than 50 countries.
Mr. Davern also brings more than 20 years of public‑company board experience across the U.S., Europe, and Canada. He currently serves as Audit Chair of Cirrus Logic, Compensation Chair of Computer Modeling Group, and a director of Spectris. His prior board roles include Chairman of ESI Group, Lead Independent Director of FARO Technologies, and director positions at Helen of Troy and SigmaTel.
He holds a Bachelor of Commerce degree and a diploma in professional accounting from University College Dublin.
About Ultra Clean Holdings, Inc.
Ultra Clean Holdings, Inc. is a leading developer and supplier of critical subsystems, components, parts, and ultra-high purity cleaning and analytical services, primarily for the semiconductor industry. Under its Products division, UCT offers customers an integrated outsourced solution for major subassemblies, improved design‑to‑delivery cycle times, design for manufacturability, prototyping, and high‑precision manufacturing. Under its Services division, UCT provides tool chamber parts cleaning and coating, as well as micro‑contamination analytical services. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.
Safe Harbor Statement
The foregoing information contains, or may be deemed to contain, “forward‑looking statements” (as defined in the U.S. Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as “anticipates,” “projection,” “outlook,” “forecast,” “believes,” “plan,” “expect,” “future,” “intends,” “may,” “will,” “estimates,” “see,” “predicts,” “should,” and similar expressions to identify these forward‑looking statements. Forward‑looking statements included in this press release include our expectations about the semiconductor capital equipment market and outlook. All forward‑looking statements address matters that involve risks and uncertainties. Accordingly, the Company’s actual results may differ materially from the results predicted or implied by these forward‑looking statements. These risks, uncertainties, and other factors also include, among others, those identified in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in our annual report on Form 10‑K for the year ended December 26, 2025, as filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward‑looking statements, whether as a result of new information, future developments, or otherwise unless required by law.
Contact
Rhonda Bennetto
SVP, Investor Relations
rbennetto@uct.com